Exhibit 99.1

NGL Energy Partners LP Acquires Pecos Gathering & Marketing, L.L.C.

TULSA, Okla.—(BUSINESS WIRE)— NGL Energy Partners LP (NYSE: NGL) has completed its previously announced acquisition of the limited liability company membership interests in Pecos Gathering & Marketing, L.L.C. and its affiliated companies (“Pecos”). The assets of Pecos consist primarily of crude oil purchasing and logistics operations in the Permian and Eagle Ford areas in Texas and New Mexico, along with related contracts, permits and real and personal property. Pecos purchases, gathers and/or transports 60,000 barrels per day of production and operates approximately 140 trucks.

NGL Energy Partners LP also entered into a Call Agreement with the former owners of Pecos pursuant to which the former owners of Pecos will purchase $45,000,000 (or at their option, up to $60,000,000) of common units of NGL Energy Partners LP in a private placement.

NGL Energy Partners LP was represented throughout the transaction by the Houston office of Locke Lord LLP. Pecos was represented throughout the transaction by the Dallas office of Andrews Kurth, LLP.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Contacts

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Senior Vice President Finance & Treasurer
atanas.atanasov@nglep.com